Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that they are jointly filing this statement on Schedule 13D. Each of them is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 30th day of September, 2020.

BIF IV Cypress Aggregator (Delaware) LLC

By:	/s/ Fred Day
Name:	Fred Day
Title:	President

Brookfield Infrastructure Fund IV GP LLC

By:	Brookfield Infrastructure Fund IV Officer GP LLC, its sole member

By:	/s/ Fred Day
Name:	Fred Day
Title:	Vice President

Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P.

By:	Brookfield Private Funds Holdings Inc., its general partner

By:	/s/ James Rickert
Name:	James Rickert
Title:	Managing Director

Brookfield Asset Management Inc.

By:	/s/ Jessica Diab
Name:	Jessica Diab
Title:	Vice President

Partners Limited

By:	/s/ Brian Lawson
Name:	Brian Lawson
Title:	President